Exhibit 16.1

April 19, 2013

ASAP Expo, Inc.
345 Figueroa St., Suite M09
Los Angeles, CA  90071

We have received a copy of, and are in agreement with, the statements being made by ASAP Expo, Inc. in Item 4.01 of its Form 8-K dated April 2, 2013, captioned “Changes in Registrant’s Certifying Accountant”.

We hereby consent to the filling of this letter as an exhibit to the afore mentioned Form 8-K.

Sincerely,

/s/ Hood & Associates, CPAs, P.C.
Hood & Associates, CPAs, P.C.